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                             PHILLIPS & HADDAN LLP
                                Attorneys at Law
                        4675 MacArthur Court, Suite 710
                        Newport Beach, California 92660
                                 (714) 752-6100
                            Facsimile (714) 752-6161

                                                                    Exhibit 5

                                November 3, 1997

Modtech, Inc.
2830 Barrett Ave
Perris, CA 92751

Gentlemen:

     In connection with the pending Registration Statement on Form S-1 (the "Registration Statement") filed by our client Modtech, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission (File No. 333-37473) for the purpose of registering for sale under the Securities Act of 1933, as amended, up to an aggregate of 3,450,000 shares of the Company's Common Stock, $.01 par value, of which up to 1,000,000 are to be issued and sold by the Company ("Shares"), we have been requested to provide our opinion as to certain legal matters regarding the issuance of the Shares.

     For the purpose of rendering this opinion, we made such have legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination and inquiries, and relying thereon, we are of the Opinion that the Shares, when issued and paid for in the manner described in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable under the laws of the State of California.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Prospectus which comprises a part of the Registration Statement.

                              Very truly yours,


                              /s/ PHILLIPS & HADDAN, LLP

                              PHILLIPS & HADDAN, LLP